PROMISSORY NOTE

$135,000.00 USD

June 5, 2018
Scottsdale, AZ

FOR VALUE RECEIVED, D9 Manufacturing Inc., an Arizona Corporation ("**D9**"), promises to pay to **MYHI-AZ Corp.**, an Arizona Corporation ("**MYHI**"), or order, the principal amount of One Hundred and Thirty-Five Thousand Dollars and no cents ($135,000.00), in U.S. currency (the "**Principal**"), together with interest and other charges as set forth in this Promissory Note ("**Note**").

1. Interest.

1.1 The unpaid Principal will bear interest at the rate of seven percent (7.00%) per annum from the date of this Note until the due date thereof.

1.2 From and after an Event of Default (as defined below) the unpaid Principal will bear interest at the rate of fifteen percent (15%) per annum (the "**Default Rate**").

1.3 All interest will accrue on the basis of a 365 day year and actual days elapsed.

2. Term. The term of this Note shall be Three (3) years commencing on the date of this Note.

3. Payments. D9 will make monthly payments to MYHI in the amount of four thousand, one hundred and sixty-eight dollars and forty-one cents ($4,168.41) commencing 120 days from the date of this Note.

4. Prepayment. D9 may prepay this Note at any time, in whole or in part, without penalty.

5. Application of Payments. All payments under this Note will be applied in the following order: (a) attorney fees and costs of collection; (b) late fees; (c) accrued interest; and (d) Principal.

6. Events of Default. Each of the following will constitute an event of default ("**Event of Default**") under this Note:

6.1 D9's failure to pay any installment or other amount due under this Note within 5 days of the date due.

6.2 The appointment of a trustee, receiver or other custodian, for any part of D9's property, which appointment is not discharged within 30 days.

6.3 The commencement by or against D9 of any case under United States Bankruptcy Codes, or any amendment thereto, or any other bankruptcy, re-organization,

receivership, custodianship, or similar proceeding under any state or federal law and, with respect to any such case or proceeding that is involuntary, such case or proceeding is not dismissed within 30 days of filing.

7. Acceleration Upon Default. At any time following and during any continuation of an Event of Default, at MYHI's option, the entire unpaid balance of this Note, including all Principal, accrued interest and other amounts payable by D9, will be immediately due and payable without demand, notice or legal process of any kind.

8. Late Fee. In the event any Principal or interest payment due under this Note is not made within five days of the date due, MYHI will be entitled, in addition to all other rights and remedies, to charge and collect a late fee of 10% of the unpaid payment. All late fees payable under this Section 7 will be due and payable immediately upon demand.

9. General Provisions.

9.1 Governing Law; Venue. This Note is to be governed by and construed in accordance with Arizona law. Any suit arising out of or pertaining to this Note must be brought in a state or federal court sitting in Arizona, which will be the exclusive venue for, and which courts shall have exclusive jurisdiction with respect to, any such suit.

9.2 Costs of Collection. D9 will pay MYHI all costs and expenses, including without limitation all reasonable attorney fees, incurred in the enforcement or collection of this Note or any judgment hereunder.

9.3 Limitation on Interest. In no event will the interest paid or agreed to be paid to MYHI under this Note exceed the highest lawful rate of interest permissible under applicable law.

9.4 Modification. This Note is not modifiable except by a written instrument signed by the party to be bound.

9.5 No Waiver. No waiver of any default of any provision of this Note will constitute a waiver of any prior or subsequent default of that or of any other provision of this Note. No extension of time for performance of any obligation or act will constitute an extension of time for performance of any other obligation or act.

9.6 Successor and Assigns. This Note will be binding upon and inure to D9 and MYHI, respectively, and their respective successors, heirs, representatives, and assigns.

9.7 Time of Essence. Time is of the essence in this Note and all of its provisions.

9.8 Waivers of D9. D9 waives demand, presentment for payment, protest, notice of protest and diligence in collection, and consents to the extension by D9 of the time for payment, wholly or in part, and the acceptance and release of collateral.

9.9 **Primary Obligation**. The obligations of D9 to MYHI are primary and not those of a guarantor, surety or accommodation party.

D9 Manufacturing Inc.:

____
Ferrel Raskin
Chief Executive Officer

MYHI-AZ CORP. ACCEPTANCE

The above Promissory Note is accepted and approved.

____

Alan Smith
Chief Executive Officer